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Exhibit 8.2

[Hale and Dorr LLP letterhead]

January 27, 2004

Manufacturers' Services Limited
300 Baker Avenue
Suite 106
Concord, Massachusetts 01742

Re:	Merger pursuant to Agreement and Plan of Merger among Celestica Inc., MSL Acquisition Sub Inc. and Manufacturers' Services Limited

Ladies and Gentlemen:

        This opinion is being delivered to you in connection with the filing of a registration statement (the "Registration Statement") on Form F-4, which includes the Proxy Statement and Prospectus relating to the Agreement and Plan of Merger dated as of October 14, 2003 (the "Merger Agreement") by and among Celestica Inc., a corporation organized under the laws of the Province of Ontario, Canada ("Parent"), MSL Acquisition Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and Manufacturers' Services Limited, a Delaware corporation ("Company"). Pursuant to the Merger Agreement, Company will merge with and into Merger Sub (the "Merger"). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the exhibits thereto or in the letters delivered to Hale and Dorr LLP by Parent and Company containing certain representations of Parent and Company relevant to this opinion (the "Representation Letters"). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

        In our capacity as counsel to Company in the Merger, and for purposes of rendering this opinion, we have examined and relied as to factual matters upon the Registration Statement, the Merger Agreement and the schedules and exhibits thereto, the Representation Letters, and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

        We have assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Merger Agreement, as well as those representations contained in the Representation Letters, are, and at the Effective Time will be, true and complete in all material respects, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or similar qualification) of any person or party is, and at the Effective Time will be, correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

        We have also assumed that shareholders hold their shares of Company common stock, Company preferred stock and Parent subordinate voting shares as capital assets within the meaning of

Section 1221 of the Code, and that Parent is not a "passive foreign investment company" within the meaning of Section 1297(a) of the Code.

        The conclusions expressed herein represent our judgment as to the material United States federal income tax aspects of the Merger and the ownership of Parent subordinate voting shares to "U.S. Holders" (as such term is defined in the Registration Statement in the section entitled "THE MERGER — Material United States Federal Income Tax Consequences") under the income tax laws of the United States based upon the Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed prior to the Effective Time, or at any other time, or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments after the Effective Time in the application or interpretation of the income tax laws of the United States.

        Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

        This opinion addresses only the material United States federal income tax aspects of the Merger and the ownership of Parent subordinate voting shares to U.S. Holders, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). Without limiting the generality of the foregoing, we express no opinion regarding the tax consequences of the Merger and the ownership of Parent subordinate voting shares: (i) to shareholders of Company that are subject to special tax rules, as described in the Registration Statement in the section entitled "THE MERGER — Material United States Federal Income Tax Consequences," (ii) arising in connection with the ownership of options or warrants for Company stock, and (iii) in relation to the survival or availability of the tax attributes and elections of Company.

        On the basis of, and subject to, the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that:

  (a)
  for United States federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and

  (b)
  for United States federal income tax purposes, a U.S. Holder of Parent subordinate voting shares:

  •
  will be required to include in gross income as dividend income the amount of any distributions (including constructive distributions) paid on the Parent subordinate voting shares (including any foreign taxes withheld from the amount received) on the date such distribution is includable in the income of a holder to the extent such distributions are paid out of Parent's current or accumulated earnings and profits as determined for United States federal income tax purposes; and

  •
  will, unless a nonrecognition provision applies, recognize taxable gain or loss on any sale, exchange or other disposition of Parent subordinate voting shares in an amount equal to the difference between the United States dollar value of the amount realized on such sale, exchange or other disposition and such holder's adjusted tax basis, determined in United States dollars, in such shares.

        In rendering this opinion, we have assumed that Kaye Scholer LLP has delivered, and has not withdrawn, an opinion that is substantially similar to this one. No opinion is expressed as to any United States federal income tax consequence of the Merger or the ownership of Parent subordinate voting shares except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

        This opinion is being delivered to you for the purpose of inclusion as an exhibit to the Registration Statement and is for the benefit of you and your shareholders. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the material United States federal income tax consequences of the Merger and the ownership of Parent subordinate voting shares. In giving this consent, however, we do not hereby concede that we are experts within the meaning of the Securities Act of 1933, as amended, or the rules and regulations thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /S/ HALE AND DORR LLP

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